Exhibit 10.1

FOURTH AMENDMENT TO MASTER REPURCHASE AGREEMENT

THIS FOURTH AMENDMENT TO MASTER REPURCHASE AGREEMENT (this “Amendment”), dated as of September 29, 2011, is made and entered into between and among HomeAmerican Mortgage Corporation, a Colorado corporation (the “Seller”), U.S. Bank National Association, as Agent and representative of itself as a Buyer and the other Buyers (in such capacity, the “Agent”) and as a Buyer (in such capacity, “U.S. Bank”).

RECITALS:

A. The Seller, U.S. Bank and the Agent are parties to that certain Master Repurchase Agreement dated as of November 12, 2008, as amended by a First Amendment to Master Repurchase Agreement dated as of October 29, 2009, a Second Amendment to Master Repurchase Agreement dated as of October 21, 2010 and a Third Amendment to Master Repurchase Agreement dated as of September 14, 2011 (the “Repurchase Agreement”).

B. The Seller and the Agent now desire to amend certain provisions of the Repurchase Agreement as set forth herein.

AGREEMENT:

In consideration of the premises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined in this Amendment have the meanings specified in the Repurchase Agreement.

Section 2. Amendments. The following amendments are made to the Repurchase Agreement:

2.1. Termination of Swing Line Commitment. The parties hereto agree that the Swing Line facility under the Repurchase Agreement is hereby terminated and notwithstanding anything to the contrary in the Repurchase Agreement, from and after the effective date of this Amendment, all Transactions shall be funded by the Buyers as Regular Transactions and not as Swing Line Transactions.

2.2. Definitions. Section 1.2 of the Repurchase Agreement is amended by (a) deleting the definition of “Super Jumbo Mortgage Loan” set forth therein and (b) amending and restating, or adding, as applicable, the following definitions:

“Change in Law” means (a) the adoption of any applicable Legal Requirement after the Effective Date, (b) any change in any applicable Legal Requirement or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) reasonable compliance by any Buyer (or by any applicable office of any Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date. Without limiting the foregoing, for purposes of Sections 6.4, 6.5 and 6.7, the term “Change in Law” shall include (i) all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Bank Supervision (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

“Commitment” means, for each Buyer, its commitment under Section 2.1, subject to reduction as described in Section 2.6, to fund its Funding Share of Transactions, limited to such Buyer’s Committed Sum.

“Earnings Credit Rate” means the earnings credit rate per month established by any Buyer for non-interest bearing demand deposits.

“Excluded Taxes” means, (a) in the case of each Buyer or its applicable funding office and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Buyer or the Agent is incorporated or organized or the jurisdiction in which the Agent’s or such Buyer’s principal executive office or such Buyer’s applicable funding office is located and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Buyer is located.

“Fee Letter” means the Second Amended and Restated Fee Letter from the Agent to the Seller dated September 29, 2011, as it may be further amended, restated or otherwise modified from time to time.

“LIBOR Rate” means, on any Determination Date, the one-month LIBOR rate (rounded upward, if necessary, to the nearest 1/16 of 1%) quoted by the Agent from Reuters Screen LIBOR01 Page, or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each LIBOR Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates at which United States dollar deposits having a maturity of one month are offered to the Agent in the interbank LIBOR market at such time for delivery in immediately available funds on such date of determination in an amount equal to $1,000,000 (rounded upward, if necessary, to the nearest 1/16 of 1%).

“Maximum Aggregate Commitment” means the maximum Aggregate Outstanding Purchase Price that is allowed to be outstanding under this Agreement on any day, being the amount set forth in Schedule BC in effect for that day.

“Swing Line Limit” means $0.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Date” means the earlier of (i) September 27, 2012, or (ii) the date when the Buyers’ Commitments are terminated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.

2.3. Increases in Maximum Aggregate Commitment. Section 2.3 of the Repurchase Agreement is deleted in its entirety and the phrase “[Reserved]” inserted in lieu thereof.

2.4. Initiation of Transactions. Section 3.1 of the Repurchase Agreement is amended and restated in its entirety as follows:

3.1. Seller Request; Agent Confirmation.

(a) Any request to enter into a Transaction shall be made by notice to the Agent at the initiation of the Seller. To request a Transaction, the Seller shall deliver to the Agent and the Custodian the Mortgage Loan Transmission File for each of the Eligible Loans subject to the Transaction by electronic transmission.

(b) Seller shall deliver a Request/Confirmation substantially in the form of Exhibit A to the Agent no later than 5:00 p.m. on the day Seller submits each Mortgage Loan Transmission File.

(c) Provided that the conditions set forth in this Section 3 and Section 14.2 have been satisfied or waived by the Agent with the requisite consent of the Buyers, the Agent shall transfer the sum of the Purchase Prices for each Transaction to the Funding Account and disburse the sum of the Purchase Prices for the Transaction to the Seller or its designee(s) for their account. Any Transaction for which the Mortgage Loan Transmission File is received prior to 1:30 p.m. on a Business Day (or such later time as the Agent may agree in its discretion) shall be funded on the same Business Day; any Transaction for which the Mortgage Loan Transmission File is received after 1:30 p.m. shall be funded on the next Business Day (unless the Agent agrees in its discretion to fund on the same Business Day).

(d) Notwithstanding anything to the contrary in this Agreement, the Custody Agreement, or any of the exhibits and schedules hereto or thereto, in no event shall funds for the purchase of any Mortgage Loan be disbursed directly to the Seller; rather, (i) funds for the purchase of Mortgage Loans originated by the Seller shall be disbursed to the applicable title agent or attorney through which such Mortgage Loans are closed and (ii) funds for the purchase of Mortgage Loans originated by a correspondent lender or other third party shall be disbursed only to such originator and only if the Basic Papers delivered to the Custodian were accompanied by a bailee letter from the originator that included wire transfer instructions; provided, however, that Margin Excess may be remitted directly to the Seller in accordance with Section 6.1(b).

2.5. Payment of Price Differential. Section 3.4(c) of the Repurchase Agreement is amended and restated in its entirety as follows:

(c) How Terminations will be Effected. Termination of every Transaction will be effected by (x) the Buyers’ reconveyance to the Seller or its designee of the Purchased Loans, servicing released, and payment of any Income in respect thereof received by the Agent and not previously either paid to the Seller or applied as a credit to the Seller’s Obligations, against (y) payment of the Repurchase Price in immediately available funds to the account referred to in Section 3.5 by 1:00 p.m. on the Repurchase Date, so that the Agent receives the Repurchase Price (for Pro Rata distribution to the Buyers) in immediately available funds on that same Business Day; provided that the portion of the Repurchase Price attributable to accrued and unpaid Price Differential for the Repurchased Loan shall be due and payable on the ninth (9th) calendar day of each month; provided further that all accrued and unpaid Price Differential shall be due and payable on the Termination Date.

2.6. Withdrawals from Operating Account. Section 3.6 of the Repurchase Agreement is amended by deleting the phrase “Sections 3.4 and 3.5” where it appears therein and inserting in lieu thereof the phrase “Sections 3.4, 3.5, 5.6 and 6.1.”

2.7. Balances Deficiency Fees. Section 5.4 of the Repurchase Agreement is amended and restated in its entirety as follows:

5.4. Balances Deficiency Fees. If for any calendar month the Qualifying Balances maintained by the Seller with any Buyer is less than an amount equal to the average daily aggregate unpaid principal balance of the Balance Funded Segments owed to such Buyer during such calendar month (such deficiency being herein referred to as the “Balances Deficiency”), a fee (the “Balances Deficiency Fee”) shall accrue for said calendar month on the Balances Deficiency at a per annum rate equal to the greater of (a) the average daily LIBOR Rate in effect during said calendar month and (b) the Earnings Credit Rate; and provided further, that if the Qualifying Balances maintained by the Seller with any Buyer for any calendar month exceeds the weighted average daily aggregate unpaid principal balance of the Balance Funded Segments held by such Buyer during such calendar month (such excess being defined herein as the “Balances Surplus”), then such Balances Surplus may be carried forward and applied to reduce the Balances Deficiency Fee in any succeeding calendar months (but not to any calendar month occurring in any subsequent calendar quarter), and the net positive amount of the Balances Deficiency Fee, if any, will be payable by the Seller at the end of each calendar quarter promptly after the Seller’s receipt of an invoice for such amount.

2.8. Price Differential Payment Due Dates. Section 5.6 of the Repurchase Agreement is amended and restated in its entirety as follows:

5.6. Price Differential Payment Due Dates. Price Differential on each Open Transaction accrued and unpaid to the end of each month before the Termination Date (and any Balance Deficiency Fee) shall be due and payable on the ninth (9th) day of each month (or if such day is not a Business Day, on the next Business Day thereafter), whether or not such Transaction is still an Open Transaction on such payment due date; provided that (a) all accrued and unpaid Price Differential on all Transactions (and Balance Deficiency Fees) shall be due on the Termination Date, and (b) all Pricing Differential calculated at the Default Pricing Rate shall be due on demand.

2.9. Increased Costs, Capital Adequacy and LIBOR Rate. Sections 6.4, 6.5 and 6.7 of the Repurchase Agreement are amended and restated in their entireties as follows:

6.4. Increased Cost. If any Change in Law subsequent to the Effective Date:

(a) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of a Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(b) shall impose on any Buyer any other condition;

and the result of any of the foregoing is to increase the cost to such Buyer, by an amount which such Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall promptly pay the Agent (for distribution to such Buyer) such additional amount or amounts as calculated by such Buyer in good faith as will compensate such Buyer for such increased cost or reduced amount receivable.

6.5. Capital Adequacy. If any Buyer shall have determined that any Change in Law applicable to such Buyer or any corporation controlling such Buyer subsequent to the Effective Date shall have the effect of reducing the rate of return on such Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Buyer to be material, then from time to time, the Seller shall promptly pay to the Agent (for distribution to such Buyer) such additional amount or amounts as will compensate such Buyer or such corporation for such reduction.

6.7. Provisions Relating to LIBOR Rate. If:

(a) any Buyer determines that deposits in United States dollars (in the applicable amounts) are not available to such Buyer in the relevant market;

(b) any Buyer determines that the LIBOR Rate is not ascertainable or does not adequately and fairly reflect the cost of making, maintaining or funding any Transaction based on the LIBOR Rate; or

(c) any Change in Law shall make it unlawful or impossible for any Buyer to make, maintain or fund Transactions based on the LIBOR Rate;

then the Agent shall suspend the availability of the LIBOR Rate as of the date of such determination or such Buyer’s notice, whereupon all Open Transactions and any new Transactions shall automatically be converted to have a Pricing Rate equal to the rate per annum equal to the LIBOR Margin plus the Prime Rate in effect on such date; provided that in all events the Pricing Rate shall not be less than three and three-fourths percent (3.75%).

2.10. Taxes. Sections 7.1 and 7.3 of the Repurchase Agreement are amended and restated in their entireties as follows:

7.1. Payments to be Free of Taxes; Withholding. All payments by the Seller to or for the account of any Buyer or the Agent hereunder shall be made free and clear of and without deduction for any and all Taxes. If the Seller shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Buyer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 7.1) such Buyer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Seller shall make such deductions, (c) the Seller shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Seller shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

7.3. Taxes Indemnity. The Seller hereby agrees to indemnify the Buyers and the Agent for, and to hold each of them harmless against, the full amount of Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 7 imposed on or paid by the Buyers or the Agent and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Seller provided for in this Section 7.3 shall apply and be made whether or not the Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Seller under the indemnity set forth in this Section 7.3 shall be paid within ten (10) days from the date on which the Agent makes written demand therefor.

2.11. Facility Fee. The second sentence of Section 9.1 of the Repurchase Agreement is hereby amended to read as follows: “The Facility Fee shall be payable monthly in arrears and shall be due and payable no later than the ninth (9th) day of each month (or if such day is not a Business Day, on the first Business Day thereafter).”

2.12. Agent’s Discretion. Section 22.5(a) of the Repurchase Agreement is amended to read as follows:

(a) agree or consent to any change in the handling of Purchased Loans not involving more than One Million Five Hundred Thouand Dollars ($1,500,000) of the Purchased Loans in the aggregate at any time and which in the Agent’s reasonable judgment is unlikely to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Subsidiaries (for purposes of clarity, this allows the Agent to count as an Eligible Loan a Purchased Loan that would otherwise be disqualified because it appears on a Custodian’s Exception Report because the Basic Papers for such Purchased Loan have been shipped to the Seller for correction or to an Approved Investor for purchase and have not been paid for or returned to the Custodian within any applicable time period specified on Schedule DQ);

2.13. Buyers’ Commitments. Schedule BC to the Repurchase Agreement is amended and restated in its entirety as set forth on Schedule BC to this Amendment.

2.14. Disqualifiers. Paragraph 11 of Schedule DQ to the Repurchase Agreement is amended and restated in its entirety as follows:

11. Any Purchased Loan that is listed on a Custodian’s Exception Report; provided that the Custodian may, in its sole discretion, disregard this Disqualifier with respect to any Purchased Loan that has been listed on a Custodian’s Exception Report for 3 Business Days or less (for the avoidance of doubt, this means a Purchased Loan is subject to discrepancies, inconsistencies or has documents that are incomplete).

Section 3. Conditions Precedent and Effectiveness. This Amendment shall be effective as of the date first above written, upon the occurrence of the following events:

3.1. delivery to the Agent of this Amendment duly executed by the Seller in a quantity sufficient that the Agent and the Seller may each have a fully executed original of each such document;

3.2. delivery to the Agent of an amended and restated Fee Letter, in form and substance satisfactory to the Agent;

3.3. delivery to the Agent of a certificate of the Secretary of the Seller, or another officer of the Seller acceptable to the Agent, certifying (a) that there has been no change to the Seller’s articles of incorporation or bylaws since copies of the same were delivered to the Agent on or about November 12, 2008; (b) that the resolutions adopted by the Seller’s board of directors on November 18, 2005, authorizing execution, delivery and performance of the credit facilities, remain in full force and effect and that no further approval of the Seller’s board of directors is required in connection with the execution, delivery and performance of this amendment; and (c) as to the names, incumbency and specimen signatures of the persons authorized to execute this Amendment on behalf of the Seller.

3.4. delivery to the Agent of such other documents as it may reasonably request; and

3.5. the Agent shall have received payment of all unpaid legal fees and expenses incurred by the Agent through the date of this Amendment in connection with the Repurchase Agreement and this Amendment.

Section 4. Miscellaneous.

4.1. Ratifications. The terms and provisions of this Amendment shall modify and supersede all inconsistent terms and provisions of the Repurchase Agreement and the other Repurchase Documents, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Repurchase Agreement and each other Repurchase Document are ratified and confirmed and shall continue in full force and effect.

4.2. Seller Representations and Warranties. The Seller hereby represents and warrants that (a) the representations and warranties made by the Seller in Article 15 of the Repurchase Agreement and in the other Repurchase Documents are true and correct in all material respects with the same force and effect on and as of the date hereof as though made as of the date hereof, and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

4.3. Survival. The representations and warranties made by the Seller in this Amendment shall survive the execution and delivery of this Amendment.

4.4. Reference to Repurchase Agreement. Each of the Repurchase Documents, including the Repurchase Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Repurchase Agreement as amended hereby, is hereby amended so that any reference in such Repurchase Document to the Repurchase Agreement refers to the Repurchase Agreement as amended and modified hereby.

4.5. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

4.6. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Agent, the Buyers, the Seller, and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent.

4.7. Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

4.8. Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

4.9. ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER REPURCHASE DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO OR THERETO.

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IN WITNESS WHEREOF the parties have caused this Amendment to be executed as of the date first written above.

SELLER AND SERVICER:

HOMEAMERICAN MORTGAGE CORPORATION, as Seller and Servicer

By:	/s/ John J. Heaney
Name:	John J. Heaney
Title:	Senior Vice President and Treasurer
Date:	September 28, 2011

AGENT AND BUYER:

U.S. BANK NATIONAL ASSOCIATION, as Agent and Buyer

By:	/s/ Edwin D. Jenkins
Name:	Edwin D. Jenkins
Title:	Senior Vice President
Date:	September 28, 2011

[Signature Page to Fourth Amendment to Master Repurchase Agreement]

SCHEDULE BC

TO MASTER REPURCHASE AGREEMENT

THE BUYERS’ COMMITTED SUMS

(IN DOLLARS)

Buyer	Committed Sum
U.S. Bank National Association	$50,000,000
Maximum Aggregate Commitment	$50,000,000